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                        CONSENT OF INDEPENDENT AUDITORS




We consent to the reference to our firm under the captions "Financial Highlights" and "Independent Auditors" and to the use of our reports dated August 10, 2001 with respect to Mercury HW International Value Fund, Mercury HW Equity Fund for Insurance Companies and Mercury Short-Term Investment Fund, August 13, 2001 with respect to Mercury HW Large Cap Value Fund, Mercury HW Mid-Cap Value Fund and Mercury Small Cap Value Fund, and August 17, 2001 with respect to Mercury Total Return Bond Fund and Mercury Low Duration Fund, which are incorporated by reference, in this Registration Statement (Form N-1A No. 2-96219), of the Mercury HW Funds.



                                         Ernst & Young LLP


MetroPark, New Jersey
September 20, 2001